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                                                                    EXHIBIT 10.4

                              TAX MATTERS AGREEMENT

                                     BETWEEN

                        FIDELITY NATIONAL FINANCIAL, INC.

                                       AND

                       FIDELITY NATIONAL TITLE GROUP, INC.
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                              TAX MATTERS AGREEMENT

     THIS TAX MATTERS AGREEMENT (this "Agreement"), dated as of __________, 2005, by and among Fidelity National Financial, Inc. ("FNF"), a Delaware corporation, and Fidelity National Title Group, Inc. ("FNT"), a Delaware corporation and currently a subsidiary of FNF, is entered into as of the date last executed by the undersigned parties.

                                    RECITALS

     WHEREAS, as set forth in the resolutions of the Board of Directors of FNF dated May 16, 2005, FNF intends to distribute to its shareholders, on a pro rata basis, Class A Common Stock of FNT representing 17.5% of its outstanding common stock, on a date to be determined ("Distribution Date");

     WHEREAS, FNF is the common parent of the affiliated group of corporations (the "Affiliated Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which includes FNT and the FNT Subsidiaries; and

     WHEREAS, FNF is party to a Tax Sharing Agreement which includes FNT and the FNT Subsidiaries.

     NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE 1. DEFINITIONS.

1.1 In General. As used in this Agreement, the following capitalized terms shall have the following meanings:

     "Affiliated Group" has the meaning set forth in the Recitals.

     "Agreement" has the meaning set forth in the Preamble hereto.

     "Code" has the meaning set forth in the Recitals to this Agreement.

     "Combined Return" means any state or local Tax Return filed on a consolidated, combined, unitary or other similar basis wherein any FNT Subsidiary joins in the filing of such Tax Return (for any Taxable Year) with a member of the Affiliated Group that is not an FNT Subsidiary.

     "Combined State Tax Liability" means the Tax imposed by a State or political subdivision thereof which (i) is imposed on, or measured by, gross or net receipts, income, capital or net worth, including State and local franchise or similar Taxes measured by net income, excluding any telecommunications, gross receipts (other than Taxes on gross receipts that are imposed in lieu of a Tax on net receipts) and other transaction taxes and (ii) is computed on a consolidated, unitary, or combined basis by reference to the income and/or activities of a

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member of the Affiliated Group other than the FNT Subsidiaries, on the one hand, and one or more FNT Subsidiaries on the other.

     "Consolidated Federal Tax Liability" means the Federal Income Tax liability of the Affiliated Group.

     "Consolidated Return" means any Federal Income Tax Return of the Affiliated Group filed on a consolidated basis pursuant to Section 1501 of the Code.

     "Covered Insurance Company" means any FNT Subsidiary that has separately entered into a written Tax Sharing Agreement with FNF and filed that Tax Sharing Agreement with a State Insurance Commissioner, for the period that Tax Sharing Agreement remains in effect.

     "Distribution Date" has the meaning set forth in the Preamble to this Agreement.

     "Federal Income Tax" means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, 831 and 1201(a) of the Code), and any interest, additions to Tax or penalties applicable or related thereto, and any other income-based U.S. federal Tax which is hereinafter imposed upon corporations.

     "Final Determination" means with respect to any issue (a) a decision, judgment, decree, or other order by the United States Tax Court or any other court of competent jurisdiction that has become final and unappealable, (b) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign Tax law that is binding against the Service or any other Tax Authority, (c) any other final settlement with the Service or other Tax Authority, or (d) the expiration of the applicable statute of limitations.

     "FNT" has the meaning set forth in the Preamble to this Agreement.

     "FNF" has the meaning set forth in the Preamble to this Agreement.

     "FNT Combined State Tax Liability" means the amount that the receipts, income, or net worth of any FNT Subsidiary other than any Covered Insurance Subsidiary resulted in, or increased the Combined State Tax Liability, with any remaining Tax allocated between FNF and FNT on the basis which the FNT Subsidiary's relative attribute (positive or negative) was taken into account in determining the Combined State Tax Liability.

     "FNT Subsidiary" means any member of the Affiliated Group for which FNT, directly or indirectly, beneficially owns more than 50% of the equity interest or the voting control.

     "FNT Sum of Hypothetical Tax Liabilities" means, for any Taxable Year, the sum of the Hypothetical Tax Liability for each FNT Subsidiary, EXCEPT that any FNT Subsidiary that is a Covered Insurance Company shall be excluded from such calculation.

     "Hypothetical Tax Liability" means, for any Taxable Year, the Tax Liability that an FNT Subsidiary would have had for such Taxable Year if it had filed its own separate federal income tax return for such Taxable Year, taking into account any carryovers to, or carrybacks from, other Taxable Years of the FNT Subsidiary. In computing each FNT Subsidiary's separate Tax

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Liability, (i) in the case of any item of income, gain, loss, deduction or credit that is computed or subject to a limitation only on a consolidated basis, including but not limited to, charitable contributions, capital losses ("Consolidated Items"), foreign tax credits, research and experimentation credit and Section 1231 gains and losses, such Consolidated Item shall be taken into account by the FNT Subsidiary to the extent (determined by FNF on any reasonable basis) that a Consolidated Item is taken into account and actually affects the amount of the Tax Liability of the Affiliated Group; (ii) in the case of the treatment of an item subject to an election made only on a consolidated basis, the treatment will be governed by the election made by FNF on the consolidated return; (iii) all intercompany transactions (as defined in Treasury Regulation
Section 1.1502-13(b)(1)) between Subsidiaries shall be taken into account at the time when such transactions are required to be taken into account by the FNT Group under Treasury Regulation Section 1.1502-13; and (iv) any Consolidated Item not initially taken into account in computing the Tax of each FNT Subsidiary is shall be taken into account by each FNT Subsidiary in the year, and to the extent that such Consolidated Item is taken into account by the Affiliated Group; and (v) the FNT Subsidiary is treated as subject to tax on all of its Taxable Income at the applicable maximum rate specified in the Code but without the benefit of any surtax exemption.

     "Service" means the Internal Revenue Service.

     "Subsidiary" means a member of the Affiliated Group other than FNF.

     "Tax" means any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, estimated, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a Taxing Authority.

     "Tax Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the Service).

     "Tax Law" means any federal, state, local or foreign law with respect to Taxes, including the Code and Treasury Regulations.

     "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax, including any electronic funds transfer with respect thereto) supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including where permitted or required any Tax return filed on a consolidated, combined, unitary or other similar basis.

     "Tax Sharing Agreement" means any tax sharing agreement, arrangement, policy, or guideline, whether formal or informal, that exists between FNF and any or all of its Subsidiaries.

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     "Taxable Year" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or any other applicable Tax Laws.

     "Treasury Regulations" means the final and temporary Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of successor regulations).

1.2 Construction Principles. As used in this Agreement, (a) the singular shall be deemed to include the plural and vice versa, (b) the captions and section headings are inserted for convenience of reference only and are not intended to have any significance for the interpretation of, or construction of, the provisions of this Agreement, and (c) any reference to any person shall be deemed to include any predecessor or successor in interest thereto by merger or otherwise.

          ARTICLE 2. TAX RETURNS, TAX SHARING PAYMENTS AND GENERAL TAX
                            ADMINISTRATIVE MATTERS.

2.1 Filing of Returns. FNF shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Consolidated Returns and all Combined Returns.

2.2  Payment of Taxes.

     (a) For all Taxable Years commencing after the Distribution Date, FNF shall pay (or cause to be paid) to the appropriate Tax Authority all Taxes, if any, shown on any Tax Return prepared pursuant to section 2.1.

     (b) With respect to any required payment of estimated Federal Income Taxes (determined under section 6655 of the Code), FNT shall pay to FNF the sum of all of the hypothetical estimated tax payments that would have been payable if each of the FNT Subsidiaries had filed its own separate Tax Return for such Taxable Year, EXCEPT that in computing the sum of all estimated hypothetical tax liabilities, the hypothetical tax liabilities of all Covered Insurance Companies shall be excluded. In computing each FNT Subsidiary's hypothetical estimated tax payment, each payment shall be sufficient to avoid incurring any addition to tax by FNF under Section 6655 of the Code by reason of an underpayment by a "large corporation" within the meaning of Section 6655(g)(2) of the Code and shall be consistent with the elections permitted to be made under Section 6655(d) and (e) of the Code as actually made by FNT, in its sole discretion, for such Taxable Year.

     (c) FNT shall pay to FNF, or FNF shall pay to FNT, as the case may be, the difference between the FNT Sum of Hypothetical Tax Liabilities for such Taxable Year and the amount paid by FNT to FNF pursuant to section 2.2(b) hereof for such Taxable Year.

     (d) If any FNT Subsidiary has a loss or credit on a Federal Income Tax Return or a Combined Return which could be carried back to and which would reduce that FNT Subsidiary's Hypothetical Tax Liability for any earlier year for which it was included in the Affiliated Group, then (i) if, and to the extent that such loss or credit is utilized to actually reduce the Affiliated Group's Consolidated Tax Liability for such Taxable Year, FNF shall pay to FNT on the date the Affiliated Group Federal Consolidated Return is actually filed for such Taxable Year the amount by which the Hypothetical Tax Liability in such earlier year is reduced by reason of the

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carryback or (ii) if, and to the extent that such loss or credit is actually carried back to an earlier taxable year of the Affiliated Group, FNF shall pay to FNT on the date any refund of tax is actually received the amount by which the FNT Subsidiary's Hypothetical Tax Liability in such earlier year is reduced by reason of such carryback, together with any applicable interest.

     (e) FNT shall pay to FNF the FNT Combined State Tax Liability if the FNT Combined State Tax Liability is a positive number. FNF shall pay to FNT the absolute value of the FNT Combined State Tax Liability if the FNT Combined State Tax Liability is a negative number.

     (f) All settlements under this Agreement shall be made within 30 days of the filing of the applicable estimated or actual consolidated federal income tax return with the Internal Revenue Service, except where a refund is due FNF, in which case, it may defer payment to FNT to within 30 days of receipt of such refund.

2.3 Agent. In all matters relating to the Affiliated Group's Consolidated Tax Liability, FNF is the agent for FNT and each FNT Subsidiary. As said agent, FNF has the sole authority and discretion to make any election for each Subsidiary, including any election that must be made to determine each Subsidiary's separate taxable income for purposes of computing the Consolidated Tax Liability of the Affiliated Group.

2.4 Adjustments. FNT agrees that FNF alone shall be responsible for, and shall have sole and absolute discretion with respect to, claiming any deductions or credits not claimed on the Affiliated Group consolidated return as filed, the filing of any amended returns, agreeing to, contesting, or settling any adjustments to the Affiliated Group's Consolidated Tax Liability or Combined State Tax Liability for any Taxable Year covered by this Agreement, and FNF shall pay any deficiencies in, or receive any refunds of, the Affiliated Group's Consolidated Tax Liability or Combined State Tax Liability for any such Taxable Year resulting from a Final Determination. If Consolidated Tax Liability or Combined State Tax Liability reported on a federal Tax Return is revised by the Service or other appropriate authority, the Parties to this Agreement shall recalculate the FNT Sum of Hypothetical Tax Liabilities, FNT shall pay to FNF or FNF shall pay to FNT, as the case may be, the amount necessary to reflect all adjustments for any Taxable Year, together with any interest and penalties fairly attributable thereto.

2.5 Resolution of Disputes as to FNT Sum of Hypothetical Tax Liabilities and Combined State Taxes. In the event of a disagreement between the parties hereto as to the amount of the FNT Sum of Hypothetical Tax Liabilities or FNT Combined State Tax Liability for any Taxable Year, such amount shall be determined by the independent certified public accountants who audit FNF's certified financial statements at the time such dispute arises, and the determination of such accountants shall be final and binding on the parties hereto.

                           ARTICLE 3. MISCELLANEOUS.

3.1 Effectiveness. This Agreement shall become effective as of the Distribution Date.

3.2 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means

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of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  TO FNF:

                  Fidelity National Financial, Inc.
                  Attention:   Richard Cox, Senior Vice President -
                                            Corporate Tax Director
                  601 Riverside Avenue
                  Jacksonville, FL 32201
                  Telephone: (904) 854-8152

                  TO FNT:

                  Fidelity National Title Group, Inc.
                  Attention:   Richard Cox, Senior Vice President -
                                            Corporate Tax Director
                  601 Riverside Avenue
                  Jacksonville, FL 32201
                  Telephone: (904) 854-8100

And to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

3.3       Changes in Law.

     (a) Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

     (b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

3.4 Successors. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

3.5 Assignment. Except for assignments or transfers by operation of law, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, which consent will not be unreasonably withheld, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

3.6 Entire Agreement. The provisions of this Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

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3.7       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

3.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

3.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

3.10 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is solely for the benefit of FNF and FNT. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without reference to this Agreement.

3.11 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

3.12 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

3.13 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

3.14 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

3.15 Termination. This Agreement may be terminated at any time by the written mutual agreement of the Parties. Participation shall end immediately if FNT is no longer a member of the Affiliated Group or FNF does not file a Consolidated Tax Return for a Taxable Year.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.


                                      FIDELITY NATIONAL FINANCIAL, INC.

                                      By
                                         ---------------------------------------
                                      Name:
                                      Title:

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                                      FIDELITY NATIONAL TITLE GROUP, INC.

                                      By
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                                         Raymond R. Quirk
                                         Chief Executive Officer


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